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                                                                   EXHIBIT 10.5

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                            PUT AND CALL AGREEMENT


                                  dated as of
                                August 1, 1997


                                     Among


                                    RHONE L

                           RHONE-POULENC CHIMIE S.A.

                              LII EUROPE S.A.R.L.

                            LAROCHE INDUSTRIES INC.








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                               TABLE OF CONTENTS
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PRELIMINARY STATEMENTS ....................................................   1

ARTICLE 1.

DEFINITIONS ...............................................................   2
         1.1.  Defined Terms ..............................................   2

ARTICLE 2.

GOVERNANCE OF THE COMPANY .................................................   6
         2.1. Articles ....................................................   6
         2.2. Financial Policy of the Company .............................   6
                  2.2.1 Dividends .........................................   6
                  2.2.2 Financial Policy ..................................   6
ARTICLE 3.

PUT AND CALL OPTIONS. .....................................................   7
         3.1.     RPC Put Option ..........................................   8
                  3.1.1 Procedure in the absence of prior exercise of
                        the LaRoche Put Option ............................   8
                  3.1.2 Procedure in the event of prior exercise of a
                        LaRoche Put Option ................................   9
                  3.1.3 Price .............................................  10
         3.2.     RPC Call Option .........................................  10
                  3.2.1 Procedure .........................................  10
                  3.2.2 Price .............................................  10
         3.3.     LaRoche Put Option ......................................  11
                  3.3.1 Procedure .........................................  11
                  3.3.2 Price .............................................  12
                  3.3.3 Adjustment Factor .................................  12
         3.4.     Options in case of Change of Control ....................  13
                  3.4.1 Procedure .........................................  13
                  3.4.2 Price of the RPC Option in case of
                  Change of LaRoche Control ...............................  13
                  3.4.3 Price of the LaRoche Option in case of
                        Change of RPC Control. ............................  14
         3.5.     Rescission Put Option ...................................  14
                  3.5.1 Procedure .........................................  14
         3.6.     Payment of Purchase Price; Assignment and Purchase
                  of Indebtedness .........................................  15

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                                       2


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         3.7.     Terms of Purchase and Sale Transactions upon
                  Exercise of Options .....................................  15

ARTICLE 4.

RIGHT OF FIRST REFUSAL, CO-SALE RIGHTS AND OTHER TRANSFERS ................  17
         4.1.     Rights of First Refusal .................................  17
         4.2.     Terms of Purchase and Sale Transactions
                  upon Shareholder's Offer ................................  18
         4.3.     Unrestricted Transfers ..................................  18
         4.4.     Mining Shares ...........................................  18

ARTICLE 5.

CONDITIONS TO OPTION OBLIGATIONS ..........................................  19
         5.1.     Conditions to Obligations of LII Europe .................  19
         5.2.     Conditions to Obligations of RPC ........................  20

ARTICLE 6.

COVENANTS .................................................................  21
         6.1.     Covenants of Shareholders and Guarantor .................  21
         6.2.     Special Covenants of the Guarantor ......................  22
         6.3.     Non-competition Covenants ...............................  23
         6.4.     Intellectual Property ...................................  26

ARTICLE 7.

GUARANTY ..................................................................  26
         7.1.     Guaranty of LII Europe Obligations ......................  26
         7.2.     Costs of Enforcement ....................................  26
         7.3.     Payment Currency ........................................  26
         7.4.     Obligations Survive Termination .........................  26

ARTICLE 8.

TERMINATION; DEFAULT AND REMEDIES .........................................  27
         8.1.     Termination .............................................  27
         8.2.     Effect of Termination ...................................  27

ARTICLE 9.

MISCELLANEOUS .............................................................  27
         9.1.     Notices .................................................  27
         9.2.     Entire Agreement ........................................  28
         9.3.     No Third Party Beneficiary ..............................  29
         9.4.     Public Announcements ....................................  29
         9.5.     Confidentiality .........................................  29

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         9.6.     Further Assurances ......................................  30
         9.7.     Time of Essence .........................................  30
         9.8.     Amendment and Waiver ....................................  30
         9.9.     No Assignment; Binding Effect ...........................  30
         9.10.    Taxes and Governmental Charges; Expenses ................  30
         9.11.    Headings ................................................  30
         9.12.    Arbitration .............................................  30
         9.13.    Invalid Provisions ......................................  31
         9.14.    Payments and Computations; Judgment Currency ............  31
         9.15.    English Language ........................................  32
         9.16.    Specific Performance ....................................  32
         9.17.    Governing Law ...........................................  32
         9.18.    Counterparts ............................................  32
         9.19.    Effectiveness ...........................................  32

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

                             PUT AND CALL AGREEMENT


         THIS PUT AND CALL AGREEMENT (this "Agreement"), dated as of August 1, 1997, by and among the following:

                  (a) RHONE L, a societe par actions simplifiee organized under the laws of the Republic of France (and whose name will be changed on or prior to Closing to ChlorAlp S.A.S) (herein, together with its successors and assigns, the "Company"), having a corporate capital of FF 250,000, whose head office is located at 25 quai Paul Doumer, 92408 Courbevoie Cedex, France, registered with the Registry of Commerce and Companies of Nanterre under the number B 411 129 612, represented by Chantal Rubin;

                  (b) RHONE-POULENC CHIMIE S.A., a societe anonyme organized under the laws of the Republic of France (herein referred to, together with its successors and assigns, as "RPC" or a "Shareholder" and, together with LII Europe, the "Shareholders"), having a corporate capital of FF 2,703,447,200, whose head office is located at 25 quai Paul Doumer, 92408 Courbevoie Cedex, France, registered with the Registry of Commerce and Companies of Nanterre under the number B 642 014 526, represented by Fred Scetbon;

                  (c) LII Europe S.A.R.L. a societe a responsabilite limitee organized under the laws of the Republic of France (herein referred to, together with its successors and assigns, as "LII Europe" or a "Shareholder" and, together with RPC, the "Shareholders"), having a corporate capital of FF 1,500,000, whose head office is located at 15, avenue du Marechal Joffre, 92000 Nanterre, France, registered with the Registry of Commerce and Companies of Nanterre under the number B 412 883 019, represented by William G. Osborne; and

                  (d) LAROCHE INDUSTRIES INC., a corporation organized under the laws of the State of Delaware, United States of America, which owns directly or indirectly all of the outstanding capital stock of LII Europe (herein, together with its successors and assigns, the "Guarantor"), whose head office is located at 1100 Johnson Ferry Road N.E., Atlanta, Georgia 30342-1708 U.S.A., represented by W. Walter LaRoche, III.


         PRELIMINARY STATEMENTS:

         (A) RPC shall contribute on the effective date of this Agreement its full and autonomous division specializing in the development, manufacturing and marketing of chlorine, caustic soda and bleach (the "Division") to the Company;

         (B) As a result of this contribution, the Company will increase its corporate capital, to FF 73,010,000 divided into 730,100 shares of FF 100 par value per Share (the "Shares").

         (C) RPC, the Company, LII Europe and the Guarantor have entered into a Stock Purchase Agreement, dated as of the date hereof (herein, as amended or otherwise modified, the "Stock Purchase Agreement"), pursuant to which, among other things, LII Europe has undertaken to purchase from RPC 50% of the Shares.

         (D) RPC, the Company, LII Europe and the Guarantor have further entered into a Shareholders Agreement, dated as of the date hereof, (herein, as amended or otherwise modified, the "Shareholders Agreement"), pursuant to which the parties have established certain principles of governance of the Company.

         (E) After giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement, the Shareholders will own beneficially and of record, in the aggregate, 100% of the outstanding Shares.

         (F) The Company and the Shareholders desire to provide for certain puts and calls with respect to the Shares.

         (G) The effectiveness of this Agreement is conditioned on the consummation of the transactions contemplated by the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and other good and valuable consideration had and received, the parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:


                                  ARTICLE 1.

                                  DEFINITIONS


         1.1. Defined Terms. The following capitalized terms when used in this Agreement shall have the following respective meanings. Initially capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement or the Shareholders Agreement:

         "Bona Fide Offer" means an offer to a Shareholder from a financially responsible unrelated third party having access to available financial resources adequate to fulfill its proposed obligations under such offer to purchase all but not less than all of the Shares owned by such Shareholder for a purchase price payable in cash or cash equivalents at closing, and committing such offer or to become a party to this Agreement and the Shareholders Agreement.

         "Business" means the business consisting of the processing and marketing of chlorine, caustic soda and bleach, together with the activities and businesses related or incidental thereto as conducted by the Company, including, but not limited to, the activities of the Company at the Pont de Claix, Hauterives and Saint Fons sites.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the City of New York, State of New York, United States of America, or the City of Paris, France, are authorized or obligated to close.

         "Capex Plan" shall mean the capital expenditure plan attached hereto at Annex A.

         "Capex Security" has the meaning set forth at Section 2.2.2(c).

         "CEVCO" means Centrale Electricite Vapeur, a French Groupement d'Interet Economique, whose head office is located at 12 rue Notre Dame des Champs, 75002 Paris, France, and which is registered with the Registry of Commerce and Companies of Nanterre under the number C 412 577 835.

         "Change of LaRoche Control" means any of the following: (i) the Guarantor does not own, directly or indirectly, all of the fully diluted shares of voting common stock (or equivalent voting equity interests) of LII Europe;
or (ii) the Permitted Holders do not in the aggregate possess a Controlling Interest in the Guarantor; provided, however, that an initial public offering or subsequent public offering of voting common stock of the Guarantor shall not be deemed to constitute a Change of LaRoche Control unless, as a result thereof, at any time thereafter, the Controlling Interest in Guarantor is held by any person who can reasonably be deemed to be a competitor of RPC.

         "Change of RPC Control" means any of the following: (i) any person (a) other than RP, a direct or indirect wholly-owned Subsidiary of RP (including, without limitation, a Permitted Transferee) or the shareholders of RP (through a spin-off, distribution or analogous transaction), or (b) any person who can reasonably be deemed to be a competitor of Guarantor, LII Europe or Newco, shall have acquired a Controlling Interest in RPC; or (ii) RP shall no longer possess a material ongoing interest at the Pont de Claix site sufficient to ensure the ongoing benefit to the Company of the services to be supplied to the Company under the Supply and Services Agreements.

         "Closing Date" means the actual Closing Date under the Stock Purchase Agreement.

         "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

         "Controlling Interest" means (i) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the United States Securities and Exchange Act of 1934, as amended) or control of 50% or more of the fully diluted shares of voting common stock (or equivalent voting equity interests) of such person; or (ii) the unrestricted power and right, through exercise of rights under a shareholder agreement, voting trust agreement, or similar Contract, to appoint or elect a majority of the board of directors (or similar governing body) of such person at any time, subject only to compliance with such notice requirements not exceeding 30 days in length as may be imposed by any Legal Requirement, organizational document or applicable Contract.

         "Distributable Profit" ("benefice distribuable") means the net book income (resultat net comptable) after corporate income tax, allocation to the legal and tax reserves and deduction of the loss carry forwards, as determined under GAAP.

         "Excess Permit Capital Expenditures" has the meaning specified in
Section 6.1(d)(ii).

         "Existing LaRoche Debt" means the Debt outstanding, if any, under (i) the Credit Agreement, dated as of from time to time, among the Guarantor, the financial institutions named therein, and The Chase Manhattan Bank N.A., as Agent (the "Credit Agreement"); (ii) the $100,000,000 aggregate original principal amount of 13% Senior Subordinated Notes due 2004 of the Guarantor; and (iii) a new series of Senior Subordinated Notes to be issued in the approximate aggregate original principal amount of $150,000,000 (collectively and as the case may be the "Senior Subordinated Notes").

         "GAAP" means generally accepted accounting principles in France, consistently applied.

         "Full Company Equity Value" shall mean three hundred two million four hundred seventy four thousand French Francs (FF 302,474,000) (being the Total Enterprise Value minus the Intragroup Indebtedness).

         "LII Europe" means LII Europe S.A.R.L, a societe a responsabilite limitee organized under the laws of the Republic of France, together with its successors and assigns. If any Shares have been Transferred by LII Europe to a Permitted Transferee, references herein to LII Europe or to any Shares owned by LII Europe, as the case may be, shall be deemed to include any such Permitted Transferee and any Shares owned by such Permitted Transferee.

         "Material Permits" has the meaning specified in Section 5.1.1(c) hereof.

         "Offer Price" shall mean the purchase price per Share set forth in the applicable Bona Fide Offer.

         "Option" means any of the RPC Put Option, the RPC Call Option, the RPC Option in case of Change of LaRoche Control, the LaRoche Put Option, the LaRoche Option in case of Change of RPC Control or the Rescission Put Option.

         "Permitted Holders" means as of the date of determination: (i) any of Johnnie Lou Stephens LaRoche, W. Walter LaRoche, III, Victoria E. LaRoche, Louanne C. LaRoche, Harold W. Ingalls, William G. Osborne, Richard Watts, Neil Stephansson, Vincent Gurzo and Grant O. Reed and such directors and officers of

Guarantor who own common stock of Guarantor as of the date hereof; (ii) family members or Relations of the persons described in clause (i); (iii) any trusts created for the benefit of any of the persons described in clauses (i), (ii) or
(iv); (iv) in the event of incompetence or death of any of the persons described in clause (i) or (ii), such person's estate, executor, administrator, committee or other personal representative or beneficiaries and (v) employees and directors of Guarantor who hereafter receive grants of common stock or options to purchase common stock of Guarantor.

         "Permitted Transferee" means, with respect to a Shareholder, any person which (i) is an entity; (ii) is a Subsidiary of such Shareholder or of any person of which such Shareholder is a Subsidiary; (iii) the performance of whose obligations shall have been guaranteed by such Shareholder; and (iv) has agreed to become a Shareholder for purposes of this Agreement and the Shareholder Agreement and shall have executed and delivered to the Company and the other Shareholder a counterpart of this Agreement and the Shareholder Agreement agreeing to be subject to the restrictions and obligations of a Shareholder hereunder and thereunder and to hold such Shares in accordance herewith.

         "PIBOR Rate" means the interest rate from time to time in effect for PIBOR deposits of one month duration as published in Les Echos - Taux monetaire
- PIBOR, or such successor interbank offer rate for ECU deposits of one month to the extent at any time hereafter the ECU shall be substituted for the French Franc as the currency of the Republic of France.

         "Rescission Put Option" has the meaning specified in section 3.5.

         "RP" means Rhone-Poulenc SA, a French societe anonyme, together with its successors and assigns.

         "RPC" means Rhone-Poulenc Chimie S.A., a societe anonyme organized under the laws of the Republic of France, together with its successors and assigns. If any Shares have been Transferred by RPC to a Permitted Transferee, references herein to RPC or to any Shares owned by RPC, as the case may be, shall be deemed to include any such Permitted Transferee and any Shares owned by such Permitted Transferee.

         "Shareholder" shall mean either or both of the Shareholders named herein, and any person who becomes a party to this Agreement as the result of a Transfer of Shares to such person.

         "Shareholder's Offer" shall mean an irrevocable offer to sell all, but not less than all, Shares to the other Shareholder on the terms and conditions of the applicable Bona Fide Offer and in accordance with Section 4.1, which shall include a copy of the applicable Bona Fide Offer and the form of definitive agreement and any related agreements contemplated thereby and shall set forth a description of the terms of the proposed sale in reasonable detail, including, without limitation, the name and address of the prospective buyer, the purchase price and other terms and conditions of payment (or the basis for determining the purchase price and other terms and conditions), the date on or about which such sale is proposed to be consummated, and the number of Shares to be sold.

         "Subsidiary" means, with respect to any person, any other person in which such person has a Controlling Interest.

         "Transfer" means any sale, assignment, exchange, disposition, transfer (including, without limitation, a transfer by will or intestate distribution or by merger or consolidation), gift or attempt to create or grant an Encumbrance or security interest in Shares, whether voluntary, involuntary, by operation of law or otherwise.


                                   ARTICLE 2.

                           GOVERNANCE OF THE COMPANY


         2.1 Articles. The Articles of Incorporation (Statuts) of the Company (herein, as amended or otherwise modified, the "Articles") shall be substantially in the form attached hereto as Exhibit A and shall be amended or modified after the date hereof only (i) to incorporate therein any of the provisions contained in this Agreement, (ii) to include any provisions required by any mandatory French statute, regulation or case law to be included therein, or (iii) as otherwise permitted by this Agreement. In the event of any conflict or inconsistency between the terms hereof and the terms of the Articles, the terms hereof shall prevail.

         2.2 Financial Policy of the Company.

         2.2.1 Dividends. Unless otherwise agreed upon by the Shareholders or as may otherwise be required by French laws or regulations and as contemplated by article 37 of the Articles, the Shareholders shall take any and all action necessary to cause the Company to distribute 100% of the Distributable Profit (free of precompte) (benefice distribuable) en franchise de precompte as promptly as possible.

         2.2.2 Financial Policy. (a) Except as provided in Section 6.1(d) hereof, no Shareholder shall be obligated to grant loans, credit facilities, advances or guaranties, letters of comfort, letters of credit or to make any other similar commitment to, or investment in or share subscription of, the Company ("Shareholder Advance"); and any refusal of a Shareholder to do so shall not be deemed to create a Deadlock Situation.

         (b) Shareholder Advances shall be made on arms length conditions and with the mutual agreement of the Shareholders as to their terms. In the absence of written agreement providing for terms of reimbursement of any Shareholder Advance, it is understood that such Shareholder Advance shall be automatically terminated and any amount due under such Shareholder Advance shall be automatically reimbursed to the Shareholder having granted such Shareholder Advance on the date on which such Shareholder shall cease to be a Shareholder of the Company, for any reason whatsoever.

         (c) Any non pro rata Shareholder Advance shall be made pursuant to an amendment to this Agreement stipulating the interest rate or, as the case may be, the appropriate formula by which the return on investment will be determined for purposes of Article 3 below. If a Shareholder shall propose a capital expenditure program which is not approved by the Board in accordance with Section 2.9.2(a) of the Shareholders Agreement, or which the Company is otherwise unable to finance out of internal financial resources, it is understood and agreed that such Shareholder shall nevertheless be entitled to make a non pro rata Shareholder Advance to the Company for the purposes of financing such capital expenditure. In such event, such Shareholder shall bear the entire cost and risk, and receive the entire net economic benefit, of such capital expenditure, by means of an appropriate structured security issued by the Company (which may, by way of example, include a pret participatif or a societe en participation) which shall be redeemed by the Company or purchased by the other Shareholder upon the exercise of any of the Options described below (said structured security, the "Capex Security"). The net economic benefit (or cost) to the Company of such capital expenditure for purposes hereof shall be calculated as of the month-end immediately preceding the consummation of the purchase and sale of the Shares pursuant to the relevant Option. In the event that the Shareholders shall not mutually agree on the equitable adjustment, the matter shall be submitted to Price Waterhouse for final determination.

         (d) In the event that the Company shall not be able to meet its payment obligations as they come due, and the Shareholders shall not agree on the terms of a Shareholder Advance to ensure the continued solvency of the Company, either Shareholder shall be entitled to make non pro rata Shareholder Advances at the PIBOR Rate plus three hundred (300) basis points.


                                   ARTICLE 3

                             PUT AND CALL OPTIONS.


         No Shareholder shall make any Transfer of any Shares except for Transfers of Shares made in accordance with the provisions of this Article 3 or of Article 4 hereof. Any Transfer of Shares by a Shareholder which is not made in accordance with, or which violates, any of the provisions of this Article 3 or of Article 4 hereof shall be null and void and have no effect, and (i) the Company shall not recognize any such Transfer or recognize the transferee as the holder of such Shares for any purpose and (ii) such transferee shall have no rights under Article 2 or any other provision of this Agreement with respect to the Shares which are the subject of such Transfer.

         3.1. RPC Put Option. LII Europe hereby grants to RPC an irrevocable right (the "RPC Put Option"), upon the terms and subject to the conditions herein set forth, to require LII Europe to purchase from RPC, on the terms and subject to the conditions contained herein, all but not less than all of the Shares owned by RPC.

         3.1.1. Procedure in the absence of prior exercise of the LaRoche Put Option. (a) The RPC Put Option shall be deemed validly exercised by RPC if it is exercised as follows:

                  (i) RPC shall deliver written notice of exercise ("Notice of Exercise") to LII Europe (such delivery being deemed "exercise" for the purposes of this Agreement);

                  (ii) such Notice of Exercise shall be delivered with a six-month prior notice;

                  (iii) such Notice of Exercise shall specify the date on which RPC proposes that LII Europe purchase the Shares owned by RPC (the "Proposed Purchase Date") which shall be a Business Day immediately before or after the six month anniversary of the date on which notice was delivered; and

                  (iv) the Proposed Purchase Date for the RPC Put Option may be any Business Day selected by RPC in its Notice of Exercise which is no earlier than the first anniversary of the Closing Date and is no later than the fifth anniversary of the Closing Date; provided that if on the Proposed Purchase Date the conditions to LII Europe's obligation specified in Section 5.1.1 are not satisfied, the Proposed Purchase Date shall automatically be extended for a period of six (6) months (the "Grace Period"), even if such extension would result in the Proposed Purchase Date occurring after the fifth anniversary of the Closing Date.

         (b) Other than for non-satisfaction of the conditions referred to at
Section 5.1.1 below, any such Notice of Exercise, once delivered, shall be irrevocable.

         (c) If the RPC Put Option is exercised as provided in this Section 3.1.1, but the Shares owned by RPC are not purchased by LII Europe as provided herein because any of the applicable conditions specified in Section 5.1.1 are not satisfied or waived or LII Europe otherwise fails to complete the purchase of such Shares, RPC may elect to either (i) retain the RPC Put Option for possible future exercise within the time period specified above, or (ii) be entitled to exercise the RPC Call Option as provided at Section 3.2 below from and after the lapse of the Grace Period and during the six month period contemplated at Section 3.2.1 below. Said election shall be without prejudice to RPC's rights and remedies on account of any breach by LII Europe of its obligations hereunder.

         (d) The Guarantor or LII Europe will deliver to RPC, promptly and in any event within 10 days following, as the case may be, the date of quarterly or annual filings of Guarantor with the United States Securities Exchange Commission commencing the first quarter after the date hereof and quarterly thereafter until the earlier of a Transfer of Shares under this Article 3 or the fifth anniversary of the Closing Date, the following documents and information:

                  (i) copies of all regular and periodic reports of the Guarantor on Forms 10-Q and 10-K and all definitive proxy statements and annual reports furnished to its security holders generally; and

                  (ii) promptly upon request (and subject to RPC's execution of an appropriate confidentiality agreement), such additional financial information concerning the Guarantor or LII Europe as may be reasonably requested from time, including, in particular, information with respect to financial covenants and restrictions in the documents governing any Existing LaRoche Debt.

         3.1.2 Procedure in the event of prior exercise of a LaRoche Put Option. (a) Notwithstanding any provision of Section 3.1.1 above, the RPC Put Option shall be deemed validly exercised by RPC if RPC delivers its Notice of Exercise to LII Europe not more than six (6) months after the receipt of a Notice of Exercise of the LaRoche Put Option as more fully described at Section
3.3.1 below. In this event, all rights and obligations of the Shareholders under the LaRoche Put Option shall be automatically terminated and the Proposed Purchase Date for the RPC Put Option may be any Business Day selected by RPC in its Notice of Exercise which is no later sixty (60) days following the date of delivery of RPC's Notice of Exercise.

         (b) The sole conditions to LII Europe's obligation to purchase the Shares from RPC under this Section 3.1.2 shall be Sections 5.1.1(a) and (c) below. Other than for failure of these conditions, any such Notice of Exercise, once delivered, shall be irrevocable. The failure of such conditions to LII Europe's obligation shall not extinguish the RPC Put Option, and RPC shall retain its right to elect to exercise the RPC Put Option at any time thereafter and LII Europe shall retain its Option under Section 3.3 (subject always to this Section 3.1.2). Said election shall be without prejudice to RPC's rights and remedies on account of any breach by LII Europe of its obligations hereunder.

         3.1.3. Price. The purchase price for the Shares to be sold by RPC to LII Europe pursuant to the exercise of the RPC Put Option under any of Sections
3.1.1 or 3.1.2 will be equal to:

         (a) FF 173,922,550 equal to the Full Company Equity Value minus the Purchase Price;

         (b) plus or minus (as the case may be) 50% of the cumulative undistributed net income or loss after tax of the Company from the Closing Date to the month-end immediately preceding the consummation of the purchase and sale of the Shares pursuant to the Option (the determination of such amount being made in conformity with GAAP).

         3.2. RPC Call Option. LII Europe hereby grants to RPC an irrevocable right (the "RPC Call Option"), upon the terms and subject to the conditions herein set forth, to require LII Europe, to sell to RPC, on the terms and subject to the conditions contained herein, all but not less than all of the Shares owned by LII Europe.

         3.2.1. Procedure. (a) The RPC Call Option shall be deemed validly exercised by RPC if it is exercised as follows:

                  (i) RPC shall deliver a Notice of Exercise to LII Europe no earlier than the date on which the Grace Period referred to in Section 3.1.1(a) lapsed and no later than the six months following the date on which the Grace Period lapsed; and

                  (ii) the Proposed Purchase Date specified in such Notice of Exercise shall be a Business Day that is the first Business Day that is sixty (60) days after the date of delivery of such Notice of Exercise.

         (b) Other than for non-satisfaction of the conditions referred to at
Section 5.1.2 below, any such Notice of Exercise, once delivered, shall be irrevocable. The non-satisfaction of such condition to LII Europe's obligation to sell its Shares shall not extinguish the RPC Call Option, and RPC shall retain its right to exercise the RPC Call Option until the date that is sixty
(60) days after the date on which the conditions in Section 5.1.2 are fulfilled.

         3.2.2 Price. The purchase price for the Shares to be sold by LII Europe to RPC pursuant to the exercise of the RPC Call Option will be equal to:

         (a) FF 99,323,732 equal to the Purchase Price less a discount equal to the product of .15 x .425 x the Total Enterprise Value;

         (b) plus or minus (as the case may be) 50% of the cumulative undistributed net income or loss after tax of the Company from the Closing Date to the month end immediately preceding the consummation of the purchase and sale of the Shares pursuant to the Option (the determination of such amount being made in conformity with GAAP).

         3.3. LaRoche Put Option. RPC hereby grants to LII Europe an irrevocable right (the "LaRoche Put Option"), upon the terms and subject to the conditions herein set forth, to require RPC to purchase from LII Europe, on the terms and subject to the conditions contained herein, all but not less than all of the Shares owned by LII Europe.

         3.3.1. Procedure. (a) The LaRoche Put Option shall be deemed validly exercised by LII Europe if it is exercised as follows:

                  (i) LII Europe shall deliver a Notice of Exercise to RPC (such delivery being deemed "exercise" for the purposes of this Agreement) (i) no earlier than the date following the date of expiration of RPC's right to deliver a Notice of Exercise of the RPC Put Option pursuant to Section 3.1.1, the RPC Call Option or the RPC Option in case of Change of LaRoche Control (as defined in Section 3.4 below) and (ii) no later than the date which is the six (6) year plus six month anniversary of the Closing Date;

                  (ii) such Notice of Exercise shall contain evidence satisfactory to RPC of committed financial resources available to LII Europe to satisfy its obligations under the RPC Put Option and more generally as to the satisfaction of the conditions set forth in
         Section 5.1.1;

                  (iii) such Notice of Exercise shall be delivered with a six-month prior notice, which means that the Proposed Purchase Date specified in such Notice of Exercise shall be a Business Day that is the first Business Day that is six months after the date of delivery of such Notice of Exercise.

         (b) Subject to paragraph (c) below and other than for non-satisfaction of the conditions referred to at Section 5.2 below, any such Notice of Exercise, once delivered, shall be irrevocable.

         (c) RPC shall have a six-month period following receipt of the Notice of Exercise of the LaRoche Put Option to elect to deliver a Notice of Exercise of the RPC Put Option as contemplated at Section 3.1.2 at the price contemplated in Section 3.1.3. If RPC elects to deliver such a Notice of Exercise, the RPC Put Option shall prevail and supersede the LaRoche Put Option, which shall be automatically terminated as of the date of delivery of the Notice of Exercise of the RPC Put Option. If RPC does not deliver such a Notice of Exercise within such six-month period, RPC shall purchase the Shares from LII Europe on the Proposed Purchase Date specified in the Notice of Exercise delivered by LII Europe to RPC under Section 3.3.1(a) above.

         (d) If the LaRoche Put Option is exercised as provided in Section 3.3.1(a) hereof and if RPC does not deliver a Notice of Exercise of the RPC Put Option within the six-month period contemplated at Section 3.3.1(c) hereof, but the Shares owned by LII Europe are not purchased by RPC as provided herein because any of the conditions specified in Section 5.2 hereof are not satisfied or waived, there shall be no closing of the sale of the Shares owned by LII Europe under the LaRoche Put Option, it being understood that each Shareholder shall retain its rights to exercise any Option granted to it hereunder (other than any Option the rights to which have otherwise expired at that date), including but not limited to the right for LII Europe to re-exercise the LaRoche Put Option in accordance with Section 3.3.1(a) hereof.

         3.3.2. Price. The purchase price for the Shares to be sold by LII Europe to RPC pursuant to the exercise of the LaRoche Put Option will be:

         (a) An amount equal to the Purchase Price plus or minus, as applicable, the Adjustment Factor (as defined at Section 3.3.3 below);

         (b) plus or minus (as the case may be) 50% of the cumulative undistributed net income or loss after tax of the Company from the Closing Date to the month end immediately preceding the consummation of the purchase and sale of the Shares pursuant to the Option (the determination of such amount being made in conformity with the accounting principles described at Exhibit B hereto).

         3.3.3. Adjustment Factor. The Adjustment Factor applicable to a LaRoche Put Option shall be determined as follows:

         (a) If, prior to the exercise of the LaRoche Put Option, RPC shall not have previously delivered a Notice of Exercise of the RPC Put Option, the Adjustment Factor shall be a premium of FF 19,485,145 being 0.1 x 0.425 x the Total Enterprise Value.

         (b) If, prior to the exercise of the LaRoche Put Option, RPC shall have delivered only one Notice of Exercise at any time prior to the fifth anniversary of the Closing Date, the Adjustment Factor shall be zero.

         (c) If, prior to the exercise of the LaRoche Put Option, RPC shall have delivered only two Notices of Exercise, the second of which shall have been delivered prior to the fourth anniversary of the Closing Date, the Adjustment Factor shall be a discount of FF 19,485,145 being 0.1 x 0.425 x the Total Enterprise Value.

         (d) If, prior to the exercise of the LaRoche Put Option, RPC shall have delivered (i) at least three Notices of Exercise, or (ii) only two Notices of Exercise, the second of which shall have been delivered during the year prior to the fifth anniversary of the Closing Date, the Adjustment Factor shall be a discount of FF 29,227,718 being 0.15 x 0.425 x the Total Enterprise Value.


         3.4. Options in case of Change of Control. (a) Each Shareholder hereby grants to the other an irrevocable right (the "Option in case of Change of Control"), effective on the occurrence of a change of control of such first Shareholder (which shall be a Change of LaRoche Control or a Change of RPC Control as the case may be) and upon the terms and subject to the conditions herein set forth, to "call" and require the Shareholder having experienced a change of control to sell to the other Shareholder, on the terms and subject to the conditions contained herein, all but not less than all of the Shares owned by the Shareholder having experienced a change of control. Such Shareholder having experienced a change of control undertakes to sell to the other Shareholder, all but not less than all of the Shares that it shall then own under the terms and subject to the conditions herein set forth.

         3.4.1. Procedure. (a) Any Option in case of Change of Control shall be deemed validly exercised if it is exercised as follows:

                  (i) a Change of LaRoche Control or Change of RPC Control shall have occurred;

                  (ii) the Notice of Exercise of the Option in case of Change of Control shall be delivered to the Shareholder having experienced a change of control no earlier than the date of occurrence of the change of control and no later than within six months following the delivery by such Shareholder to the other Shareholder of the notice provided by
         Section 6.1(c) hereof notifying the Change of LaRoche Control or Change of RPC Control as the case may be;

                  (iii) such Notice of Exercise shall be delivered with a minimum six-month prior notice, which means that the Proposed Purchase Date specified in such Notice of Exercise shall be a Business Day that is the first Business Day that is six months after the date of delivery of such Notice of Exercise.

         (b) If any Option in case of Change of Control is exercised as provided in this Section 3.4.1, but the Shares owned by the Shareholder having experienced the change of control are not purchased by the other Shareholder as provided herein because any of the conditions specified in Section 5.1.2 or
Section 5.2 as the case may be are not satisfied or waived, the failure of such condition shall not extinguish the respective Option in case of Change of Control, and the party benefitting from such Option shall retain its rights to exercise the Option at any time thereafter.

         3.4.2 Price of the RPC Option in case of Change of LaRoche Control. The purchase price for the Shares to be sold by LII Europe to RPC pursuant to the exercise of the RPC Option in case of Change of LaRoche Control will be equal to:

         (a) the Purchase Price;

         (b) plus or minus (as the case may be) 50% of the cumulative undistributed net income or loss after tax of the Company from the Closing Date to the month end immediately preceding the consummation of the purchase and sale of the Shares pursuant to the Option (the determination of such amount being made in conformity with the accounting principles described at Exhibit B hereto);

         provided however, that if at the time the Notice of Exercise relating to the RPC Option in case of Change of LaRoche Control is delivered, RPC could have exercised the RPC Call Option the price shall that applicable to the RPC Call Option, as determined at Section 3.2.2 above;

         3.4.3 Price of the LaRoche Option in case of Change of RPC Control. The purchase price for the Shares to be sold by RPC to LII Europe pursuant to the exercise of the LaRoche Option in case of Change of RPC Control will be equal to the price applicable to the RPC Put Option as determined at Section
3.1.3 above.

         3.5. Rescission Put Option. The parties acknowledge that LII Europe does not intend to acquire any Shares of the Company if the Company does not receive the Material Permits. Therefore, RPC hereby grants to LII Europe an irrevocable right ("Rescission Put Option"), upon the terms and subject to the conditions herein set forth, to require RPC to purchase from LII Europe, on the terms and subject to the conditions contained herein, all but not less than all of the Shares owned by LII Europe.

         3.5.1. Procedure. The Rescission Put Option shall be deemed validly exercised by LII Europe if LII Europe shall deliver a Notice of Exercise not earlier than nine (9) months after the Closing Date specifying that: (a) the Material Permits have not been issued in the name of or to the benefit of the Company despite compliance with the covenant set forth at Section 6.1(d)(i) below, (b) the projected Excess Permit Capital Expenditures exceed forty five million French Francs (FF 45,000,000) and (c) that the Shareholders have not reached mutual agreement as to the funding of such Excess Permit Capital Expenditures. Such Notice of Exercise shall be delivered within ninety (90) days after the Shareholders shall have failed to reach mutual agreement on such funding and shall specify a Proposed Purchase Date not later than thirty (30) days after the date of the Notice of Exercise. Once delivered, such Notice of Exercise shall be irrevocable.

         3.5.2. Price. The purchase price for the Shares to be sold by LII Europe to RPC pursuant to the exercise of the Rescission Put Option will be equal to:

         (a) the Purchase Price;

         (b) plus interest on the Purchase Price from the date of the Closing of the Stock Purchase Agreement to the date of the completion of the purchase and sale pursuant to the Rescission Put Option, at the PIBOR Rate plus 100 basis points;

         (c) minus the amount of any dividends received on the Shares by LII Europe.

         3.6. Payment of Purchase Price; Assignment and Purchase of Indebtedness. If any Option is exercised and the sale and purchase completed, the purchase price shall be payable in full in cash in immediately available funds on the date the Shares subject to such Option are sold pursuant to the exercise of such Option. Upon the exercise of any Option, and simultaneously with the sale and purchase of the Shares: (a) the selling Shareholder shall assign to the purchasing Shareholder, and the purchasing Shareholder shall be obligated to purchase from the selling Shareholder, the full amount of then existing indebtedness owed by the Company to such selling Shareholder, including without limitation indebtedness of the Company under shareholder and term loan agreements entered into by the Company at the closing of the Stock Purchase Agreement; and (b) the selling Shareholder shall assign to the purchasing Shareholder, or the Company shall redeem, the Capex Security.

         3.7 Terms of Purchase and Sale Transactions upon Exercise of Options.
(a) The purchase and sale of Shares pursuant to exercise of an Option shall be consummated not later than the Proposed Purchase Date specified in the applicable Notice of Exercise, but the Shareholders shall make every reasonable effort to consummate such purchase and sale at the earliest practicable date prior thereto which is mutually acceptable to the parties involved.

         (b) At the consummation of each purchase and sale made pursuant to an Option granted under this Article 3, the seller shall deliver to the purchaser
(i) a written instrument of Transfer of the Shares which are being sold, in proper form for Transfer to the purchaser and (ii) written representations and warranties of the seller to the effect that: (x) the seller is the record owner of the Shares being sold, has good and marketable title thereto and the absolute right to Transfer the same to the purchaser, and the same, upon Transfer to the purchaser, will be free and clear of all restrictions and Encumbrance and other adverse claims (other than restrictions imposed by this Agreement and restrictions relative to Transfer under applicable Laws) of any nature whatsoever; and (y) the seller has full power and capacity to sell such Shares to the purchaser. It is understood that all representations and warranties made under the Stock Purchase Agreement shall not be affected by the provisions of this Section 3.6(b).

         3.8. Priority in the event of concurrent exercisability of Options. In the event a Shareholder shall become entitled to exercise an Option in case of Change of Control, and the other Shareholder shall have previously delivered a Notice of Exercise with respect to any other Option, then the Option in case of Change of Control shall be deemed suspended pending the completion of the procedures contemplated hereby with respect to such Notice of Exercise of the other Option. If the purchase and sale of the Shares is consummated pursuant to such other Option, then the Option in case of Change of Control shall be deemed expired and of no further force and effect. If the purchase and sale of the Shares pursuant to such other Option is not consummated at the expiration of the relevant time period contemplated thereby, and shall no longer be exercisable, then the Shareholder entitled to exercise the Option in case of Change of Control shall have six (6) months from such expiration date in which to exercise the Option in case of Change of Control.

         3.9. The Company's Shares to be issued as a result of the contribution of the Mining Permit. (a) The parties hereto acknowledge that pursuant to the Transfer Agreement, the Rhone-Poulenc group shall have contributed to the Company the Mining Permit under the condition precedent to obtain the appropriate Decret(s) en Conseil d'Etat. If and when such condition shall be fulfilled, Newco shall issue 2,000 new shares, 100 French Franc par value in favor of [RPC] (the "Mining Shares"). The parties agree that on the date of issuance of the Mining Shares, RPC shall immediately sell and LII Europe shall immediately purchase that percentage of Mining Shares representing the interest held by LII Europe in Newco immediately prior to the issuance of the Mining Shares. Such sale shall be made for a price equal to the number of Mining Shares sold times the par value of the Mining Shares.

         (b) Simultaneously with the sale of the Shares by any Shareholder (the "Selling Shareholder") to the other Shareholder under any of the Options contemplated hereby, the Selling Shareholder agrees to immediately sell together with its Shares to the other Shareholder and such other Shareholder agrees to immediately purchase from the Selling Shareholder the Mining Shares then owned by the Selling Shareholder. Such sale of Mining Shares shall be made for a price to be calculated in the same way as that provided under paragraph
(a) above.

         (c) Any sale of Mining Shares hereunder shall be made in compliance with the provisions of Section 3.7(b) hereof and the payment of the price of such Mining Shares shall be made in cash or cash equivalents.

         (d) Other than in accordance with this Section 3.9, no Transfer of Mining Shares shall be permitted prior to the expiration of all rights under any Option. After the expiration of such rights, any Transfer of Mining Shares shall be subject to the provisions of Article 4 hereof.


                                  ARTICLE 4.

          RIGHT OF FIRST REFUSAL, CO-SALE RIGHTS AND OTHER TRANSFERS


         4.1. Rights of First Refusal. (a) Other than in accordance with
Article 3 or Section 4.3 below, no Transfer of Shares shall be permitted prior to the expiration of all rights under any Option with respect to the Shares. If after the expiration of all rights under any Option with respect to the Shares of any Shareholder (other than the Options provided in Section 3.4), but prior to the termination of this Agreement, a Shareholder (the "Transferring Shareholder") desires to make a Transfer of all (but not less than all, partial Transfers of Shares being prohibited) of its Shares (including any Shares acquired after the date hereof) pursuant to a Bona Fide Offer, the Transferring Shareholder shall first deliver to the other Shareholder a Shareholder's Offer in respect of such Shares of the Transferring Shareholder (the "Offered Shares").

         (b) The other Shareholder may, within one month after receipt of the Shareholder's Offer, make any one of the following elections in a written instrument executed by such other Shareholder and delivered to the Transferring
Shareholder:

                  (i) the other Shareholder may elect to purchase all but not less than all of the Offered Shares; or

                  (ii) the other Shareholder may elect to require the Transferring Shareholder to obtain a revised Bona Fide Offer under which the party making the Bona Fide Offer will purchase both the Offered Shares and all of the Shares of the other Shareholder.

         (c) In the event the other Shareholder elects to purchase the Offered Shares, such Shareholder shall effect such purchase under the same terms and conditions as set forth in the Shareholder's Offer within 60 days after the expiration of the time period granted to the other Shareholder to make any of the elections provided by paragraph (b) above.

         (d) In the event the other Shareholder elects to require the Transferring Shareholder to obtain a revised Bona Fide Offer under which the party making the Bona Fide Offer will purchase both the Offered Shares and all of the Shares of the other Shareholder, the Transferring Shareholder shall exert its Best Efforts to obtain such revised Bona Fide Offer no later than 30 days after the date of election, which revised Bona Fide Offer shall provide for terms and conditions of sale of the Shares of the other Shareholder similar to those provided by the initial Bona Fide Offer for the sale of the Offered Shares. In the event the Transferring Shareholder shall be unable to obtain such a revised Bona Fide Offer, then the Transferring Shareholder shall not be entitled to Transfer the Offered Shares and the restrictions on transfer contained herein shall continue to apply. The prohibition on the Transferring Shareholder against Transferring the Offered Shares in the event it shall have been unable to obtain such a revised Bona Fide Offer shall be applicable and enforceable for a ten (10) year period starting as of the Closing Date.

         (e) In the event that no election provided in Section 4.1(b) is made within the time period provided therein, all of the Offered Shares may be Transferred by the Transferring Shareholder to the person(s) named in the Shareholder's Offer within 120 days after the expiration of such time period, on terms no more favorable to the transferee than those described in the Shareholder's Offer and applicable Bona Fide Offer. If the Offered Shares are not Transferred in such manner within such 120 day period, then all the rights and obligations of this Article 4 shall be reinstated. The prohibition on the transferring shareholder against Transferring the Offered Shares in the event it shall have been unable to obtain such a revised Bona Fide Offer shall be applicable and enforceable for a ten (10) year period starting as of the Closing Date.

         4.2. Terms of Purchase and Sale Transactions upon Shareholder's Offer.
(a) A closing of the purchase of the Offered Shares, provided for herein shall take place at the principal office of the Company on the 90th day after the date on which the other Shareholders received the Shareholder's Offer, unless the Shareholders agree on a different place or time. The consideration in respect of such purchase shall be payable by bank cashiers check (or any other means acceptable to the selling Shareholders) at the closing, unless it is being paid in accordance with the payment terms of the Bona Fide Offer.

         (b) At the consummation of a purchase and sale made pursuant to a Shareholder's Offer, the seller shall deliver to the purchaser (i) a written instrument of Transfer of the Shares which are being sold, in proper form for Transfer to the purchaser and (ii) written representations and warranties of the seller to the effect that: (x) the seller is the record owner of the Shares being sold, has good and marketable title thereto and the absolute right to Transfer the same to the purchaser, and the same, upon Transfer to the purchaser, will be free and clear of all restrictions and Encumbrance and other adverse claims (other than restrictions imposed by this Agreement and restrictions relative to Transfer under applicable Laws) of any nature whatsoever; and (y) the seller has full power and capacity to sell such Shares to the purchaser. It is understood that all representations and warranties made under the Stock Purchase Agreement shall not be affected by the provisions of this Section 4.2(b).

         4.3. Unrestricted Transfers. Notwithstanding any other provision of this Article 4, any Transfer of Shares by a Shareholder to a Permitted Transferee shall not be subject to the rights of first refusal or the co-sale rights contained in this Article 4.

         4.4. Mining Shares. (a) For the purpose of this Article 4, the term "Shares" and "Offered Shares" shall be deemed to include all of the Mining Shares that could be then held by any of the Shareholders.

         (b) In case of Transfer of Shares by a Shareholder to a Permitted Transferee, such Shareholder shall also simultaneously sell to such Permitted Transferee all and not less than all of the Mining Shares it shall then own.


                                  ARTICLE 5.

                        CONDITIONS TO OPTION OBLIGATIONS


         5.1. Conditions to Obligations of LII Europe.

         5.1.1 If the RPC Put Option is exercised as provided herein, the obligations of LII Europe under Section 3.1.1 and under Section 3.1.2 hereof incident to such exercise are subject to the fulfillment, at or before the time for performance of such obligations, of each of the following conditions (all or any of which may be waived in whole or in part by LII Europe in its sole discretion):

         (a) Orders and Laws. There shall not be in effect on such date any order or law (including in respect of antitrust or competition law) restraining, enjoining or otherwise prohibiting or making illegal the consummation by LII Europe of any of the transactions contemplated by the exercise of such Option. The purchase and sale of the Shares pursuant to the RPC Put Option shall not violate any Legal Requirement (including in respect of antitrust or competition law) applicable to LII Europe.

         (b) No conflict with, or default under, the terms of Existing LaRoche Debt. Completion of the sale and purchase of Shares contemplated by the RPC Put Option shall not conflict with, or constitute a default under, the terms of the documents governing the Existing LaRoche Debt.

         (c) Permits. The Governmental Permits and Environmental Permits identified at Schedule 5.1.1(c) hereto (or substantially similar permits) ("Material Permits") shall at the time of Notice of Exercise and at completion be validly issued in the name of or to the benefit of the Company, and the completion of the sale and purchase pursuant to the RPC Put Option shall not constitute an event of termination of such Governmental Permits or Environmental Permits, or result in a material restriction on their terms. In the event of disagreement between the Shareholders as to the fulfillment of this condition, the Shareholders shall seek the binding written legal opinion of a recognized authority in French administrative law matters. The parties agree to consider the use of an operating agreement (location gerance) for an interim period should the transfer of Material Permits to the Company be interrupted.

         (d) No Strike. There shall be no ongoing labor strike at the Pont de Claix site which has a material adverse effect on the operations of the Company or CEVCO; provided however, that in the event of such strike RPC may at its option defer the completion of the RPC Put Option for two successive periods of thirty (30) days pending resolution of the strike.

         (e) The Company shall not be in Bankruptcy.

         5.1.2 If the RPC Call Option or RPC Option in case of Change of LaRoche Control is exercised as provided herein, the obligations of LII Europe under Sections 3.2 and 3.4 hereof incident to such exercise are subject to the fulfillment, at or before the time for performance of such obligations, of the following conditions (all or any of which may be waived in whole or in part by LII Europe in its sole discretion):

         (a) RPC Compliance with Covenants. RPC shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by RPC at or before such time.

         (b) Orders and Laws. There shall not be in effect on such date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation by LII Europe of any of the transactions contemplated by the exercise of such Option. The purchase and sale of the Shares pursuant to such Options shall not violate any Legal Requirement applicable to LII Europe.

         5.2. Conditions to Obligations of RPC. If the LaRoche Put Option or the LaRoche Option in case of Change of RPC Control is exercised as provided herein, the obligations of RPC under Article 3 hereof incident to such exercise are subject to the fulfillment, at or before the time for performance of such obligations, of each of the following conditions (all or any of which may be waived in whole or in part by RPC in its sole discretion):

         (a) Performance. LII Europe and the Guarantor shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by LII Europe or the Guarantor at or before such time.

         (b) Orders and Laws. There shall not be in effect on such date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation by RPC of any of the transactions contemplated by the exercise of such Option. The purchase and sale of the Shares pursuant to such Options shall not violate any Legal Requirement applicable to RPC.

         (c) The Company shall not be in Bankruptcy.


                                  ARTICLE 6.

                                   COVENANTS


         6.1. Covenants of Shareholders and Guarantor. Each Shareholder and, to the extent so required, the Guarantor, covenants and agrees that:

         (a) Regulatory and Other Approvals. Subject to the provisions of the Stock Purchase Agreement, it will, and will use its best efforts to cause the Company to, (i) use best efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to all Governmental Entities and every other person required of it or the Company to consummate any of the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities and other persons as any other party hereto or such Governmental Entities or other persons may request and (iii) cooperate with the other parties hereto as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Entities or other persons required of such other parties to consummate any of the transactions contemplated hereby. It will provide prompt notification to the other parties when each such significant consent, approval, action, filing or notice referred to above is obtained, taken, made or given, as applicable, and will advise the other parties of all significant communications (and, unless precluded by law, provide copies of all such significant communications that are in writing) with any Governmental Entity or other person regarding any of the transactions contemplated by this Agreement.

         (b) Fulfillment of Conditions. It will use best efforts to take all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to its obligations contained in Article 5.

         (c) Notice of Change of Control and Suspension Events. If a Change of RPC Control, Change of LaRoche Control, Suspension Event relating to RPC or Suspension Event relating to LII Europe occurs, RPC or LII Europe, as applicable, will promptly, and in any event within 10 business days following the date upon which the affected party knows, or should, with the exercise of reasonable diligence, know, of the occurrence thereof, provide written notice to the other Shareholder and the Company of the occurrence thereof, together with a statement of a responsible officer of RPC or LII Europe, as applicable, describing in reasonable detail the nature of the transaction or circumstances giving rise to such occurrence; provided however, that the failure by a party to provide such notice shall not be deemed a material breach of its obligations unless the other party shall be materially prejudiced thereby.

         (d) Capital Expenditures for Governmental and Environmental Permits.

         (i) The Shareholders agree to cause the Company to maintain environmental, health and safety standards at least equivalent to those applied generally by RPC, and to adopt the specific recommendations of RPC in this regard to the extent reasonably deemed necessary by RPC to obtain and maintain the Material Permits. The Shareholders covenant and agree to cooperate in good faith to adopt such recommendations in a cost-efficient manner. The Shareholders further agree to cause the Company to undertake those capital expenditures relating to environmental, health and safety matters contemplated by the Capex Plan.


         (ii) In the event the Company and/or CEVCO is required to undertake capital expenditures in addition to those contemplated by the Capex Plan in order to obtain or maintain the Material Permits ("Excess Permit Capital Expenditures"), it is understood and agreed that the Company and/or CEVCO shall bear all such Excess Permit Capital Expenditures to the extent not exceeding twenty million French Francs (FF 20,000,000) in the aggregate. RPC hereby covenants and agrees to bear such Excess Permit Capital Expenditures in excess of twenty million French Francs (FF 20,000,000) up to an aggregate amount not exceeding forty five million French Francs (FF 45,000,000) (i.e. an aggregate RPC commitment to fund Excess Permit Capital Expenditures of twenty five million French Francs (FF 25,000,000)). If the aggregate of such Excess Permit Capital Expenditures required in order to obtain the Material Permits shall be projected to exceed forty five million French Francs (FF 45,000,000), then, in such event, neither the Company nor CEVCO nor either Shareholder shall be obligated to undertake or bear such Excess Permit Capital Expenditures, the Shareholders shall consult one another as to the appropriate resolution of the matter and, absent the agreement of either or both of the Shareholders to fund such Excess Permit Capital Expenditures, LII Europe shall have the Rescission Put Option described at Section
         3.5 above.

         (e) To the extent that, as a result of the Transfer and the adjustments contemplated thereby, the Company shall have excess cash, the Shareholders shall cause the Company to pay down the amount of shareholder loans in equal proportions.

         6.2. Special Covenants of the Guarantor. The Guarantor further covenants and agrees that:

         (a) Credit Agreement and Senior Subordinated Notes. Guarantor shall provide to RPC on a quarterly basis a compliance certificate signed by the Chief Financial Officer of the Guarantor attesting as to the status of compliance by Guarantor with the covenants set forth in the Credit Agreement and in the Indenture with respect to the Senior Subordinated Notes. Guarantor shall provide prompt notice to RPC of any event of default under the Credit Agreement or such Indenture, or any amendment to the covenants in either thereof.

         (b) Maintain Availability of Financing. Upon receipt of any Notice of Exercise of any Option from RPC, Guarantor and LII Europe shall exert their Best Efforts to refrain from undertaking or incurring any material financial obligation or liability (other than regularly scheduled capital expenditures for maintenance of plant, property and equipment) and shall accord priority to maintaining and securing the financial resources necessary to meet their obligations under such Option.

         6.3 Non-competition Covenants. (a) During the term of this Agreement, and, with respect to any party that shall have sold its Shares, for a period of three (3) years after termination of this Agreement (save in the event LII Europe shall have sold its Shares to RPC pursuant to the LaRoche Put Option or the Rescission Put Option, in which event LII Europe shall not be bound by this
Section 6.3 after the termination of this Agreement), neither RPC nor LII Europe nor their respective Affiliates shall, and RPC and LII Europe shall each ensure that none of its respective Affiliates shall:

                  (i) engage in any business activities which (A) include the production within the Territory of chlorine, caustic soda or bleach, or the purchase of any of such products on the open market, for resale to customers who will use such products at any facility located within the Territory, and (B) compete within the Territory with the business activities of the Company as conducted on the Closing Date (any such activities described in both clause (A) and (B), herein "Competitive Activities"); or

                  (ii) own, manage, operate or control, or participate in the ownership, management, operation or control of, any other person whose activities (including the activities of any of such person's Subsidiaries) constitute Competitive Activities (herein, a "Competitive Enterprise"); or

                  (iii) solicit, directly or indirectly, any key employees of Newco nor make them any written or oral offer of employment.

As used herein, the term "Territory" means France, Italy, Spain, Switzerland and Luxembourg.

         (b) The covenants contained in Section 6.3(a) (i) and (ii) shall in no event be applicable to any of the following:

                  (i) Any direct or indirect ownership interest in the Company or any of its Subsidiaries, or any participation in the management, operation or control of the Company or any of its Subsidiaries.

                  (ii) The development, production, sale, marketing or other distribution of chlorine, caustic soda or bleach produced by RPC or any of its Affiliates at facilities located in or near the Staveley (U.K.) works or the Bruckl (Austria) works currently operated by RPC or any of its Affiliates.

                  (iii) The purchase and/or resale of excess chlorine, caustic soda or bleach, in quantities necessary to assure that RPC and its Affiliates will at all times be able to deliver to customers of the facilities referred to in paragraph (ii) above the quantities thereof anticipated to be produced at such facilities.

                  (iv) The development, production, purchase and sale of chlorine, caustic soda or bleach by RPC, LII Europe, or any of their respective Affiliates, at or from any site for their own consumption or for consumption by any of their respective Affiliates.

                  (v) The purchase and/or resale of excess chlorine, caustic soda or bleach, in quantities necessary to assure that RPC, LII Europe and their respective Affiliates will have at all times an adequate supply thereof for their own consumption or for consumption by any of their respective Affiliates.

                  (vi) Any direct or indirect ownership interest in, but not any active participation beyond the exercise of shareholder or similar voting rights in the management, operation or control of, (A) any Competing Enterprise which derived less than twenty percent (20%) of its consolidated revenues from Competitive Activities in its most recent fiscal year; or (B) any Competing Enterprise, so long as such ownership interest consists entirely of securities representing less than 5% of the outstanding equity interests in such Competing Enterprise and such securities are listed for trading on a recognized stock exchange.

                  (vii) The acquisition or ownership, for investment purposes only, of any debt securities (including commercial paper) of any Competing Enterprise.

                  (viii) The acquisition or ownership, for investment purposes only, by any employee savings, retirement or similar benefit plan, of any ownership interest in, or debt securities (including commercial paper) of, any Competing Enterprise; provided that all of the investment decisions for such benefit plan in respect thereof are made by an independent trustee or trustees or an independent investment manager or managers.

                  (ix) The acquisition by RPC, or any of its Affiliates, as the case may be (an "Acquiring Person"), in the context of any acquisition, merger, joint venture, asset purchase, or any other business combination, of an ownership interest representing more than 5% of the outstanding equity of any Competing Enterprise which derived twenty percent (20%) or more of its consolidated revenues from Competitive Activities in its most recent fiscal year, so long as the following procedure is followed:

                           (A) The Acquiring Person shall use its Best Efforts
                  to sell such Competitive Activity to a person or persons who are not an Affiliate of the Acquiring Person within one (1) year following the closing of the acquisition of such Competitive Activity.

                           (B) LII Europe shall have a right of first offer
                  with respect to any sale contemplated in paragraph (A) above, in accordance with the following procedure:

                                    (1) The Acquiring Person shall provide LII
                           Europe with exclusive access for a period of sixty
                           (60) days from the date the Acquiring Person initiates its selling efforts to relevant business and financial information with respect to the Competitive Activity (to the extent such information is not subject to confidentiality restrictions binding on the Acquiring Person) and shall negotiate exclusively with LII Europe for such sixty (60) day period, during which the parties shall negotiate in good faith with a view to establishing mutually agreeable binding terms of purchase and sale.

                                    (2) To the extent the parties are unable to
                           reach such binding terms within such period, the Acquiring Person may thereafter provide information to and enter into negotiations with third party bidders, provided that until the earlier of (x) sixty (60) days after the lapse of such initial sixty (60) day period or (y) such date on which the Acquiring Person shall have entered into binding terms of purchase and sale with a third party bidder, the Acquiring Person shall continue to provide LII Europe with such relevant information as is provided to third party bidders and shall include LII Europe among selected bidders on an equal footing.

                           (C) If the Acquiring Person does not sell the
                  Competitive Activity in the time period contemplated by paragraph (A) above and pursuant to paragraph (B) above, the Acquiring Person shall place the Competitive Activity under the direction and control of an independent trustee pursuant to arrangements reasonably acceptable to LII Europe until the Competitive Activity is sold.

         (x) The acquisition by LII Europe of a one hundred percent (100%) equity interest in a Competitive Enterprise provided that prior to entering into any binding agreement with respect thereto LII Europe demonstrates to RPC's reasonable satisfaction that: (A) such Competitive Enterprise does not prospect or service, and will not, during the term of this Agreement, prospect or service, the customers of the Company and that LII Europe will therefore not be subject to any conflict of interest with respect to the Company and the Competitive Enterprise and (B) such acquisition will not compromise the financial capacity of LII Europe to meet its obligations under the RPC Put Option (it being understood that a binding commitment letter of a first class bank with respect to such financing shall be deemed satisfactory evidence of the fulfillment of such condition).

         (xi) Any use of Intellectual Property of the Company licensed pursuant to Section 6.4 hereof.

         (xii) Any other business arrangements with Competing Enterprises, provided that such arrangements do not involve Competitive Activities and further do not involve any ownership interests in Competing Enterprises which would not be permitted under the above provisions of this Section 6.3(b).

         6.4 Intellectual Property. The Company will, promptly upon the request of RPC, enter into a worldwide, royalty free, perpetual, non-exclusive license for the benefit of RPC or any of its Affiliates, covering any patents, trade secrets or other intellectual property rights which are necessary for RPC or any of such Affiliates for the conduct of their respective businesses as historically conducted on or prior to the Closing Date (collectively, "Intellectual Property") and which are owned or held by the Company, subject only to such constraints as may be imposed by any Legal Requirements or any License under which the Company holds any such Intellectual Property. Upon the issuance of the Material Permits, and the expiration of the Rescission Put Option, the Company will, promptly upon the request of Guarantor, enter into non-exclusive license for the term of this Agreement and for the territory of the United States of America, Canada and Mexico at an arm's length royalty rate, in respect of the Intellectual Property.


                                  ARTICLE 7.

                                   GUARANTY


         7.1 Guaranty of LII Europe Obligations. The Guarantor hereby irrevocably guarantees to RPC and the Company, as a primary obligor ("cautionnement solidaire sans faculte de revocation; la caution renonce au benefice de discussion et de division") the due, punctual and complete payment and performance of all of LII Europe's obligations under this Agreement.

         7.2 Costs of Enforcement. The Guarantor agrees to reimburse the Company and RPC for all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by them in connection with the legalization, registration and enforcement of this guaranty.

         7.3. Payment Currency. All payments under this guaranty shall be made in French Francs.

         7.4. Obligations Survive Termination. The obligations of the Guarantor under this Article shall survive termination of this Agreement (i) as to any obligations of LII Europe which survive termination of this Agreement, and (ii) as to any obligations of LII Europe which remained unsatisfied as of the termination of this Agreement.


                                   ARTICLE 8.

                       TERMINATION; DEFAULT AND REMEDIES


         8.1. Termination. This Agreement may be terminated by mutual written agreement of all of the parties hereto or when there shall remain only one Shareholder of the Company.

         8.2. Effect of Termination. If validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto to any other party hereto hereunder or in connection herewith, except for (i) any damages arising out of a material breach of any of the terms or provisions hereof and any arbitration obligations in respect thereof under Section 9.12, (ii) the provisions with respect to confidentiality and expenses in Sections 9.5 and 9.10(b), which will continue to apply following any such termination, and (iii) any other obligations under this Agreement which by their express terms survive termination of this Agreement.


                                  ARTICLE 9.

                                 MISCELLANEOUS


         9.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by overnight courier service (with document tracking capabilities) to the parties at the following addresses or facsimile numbers:

         (a) If to LII Europe or the Guarantor, to it at:

                           1100 Johnson Ferry Road N.E.
                           Atlanta, Georgia 30342-1708
                           U.S.A.

                           Attn.: Philip P. Gura, Esq.
                           Executive Director of Legal Affairs
                           Facsimile No.: 1 (404) 851-0327

                           -and-

                           Attn.: William G. Osborne
                           Vice President
                           Facsimile: (1) (404) 851-0324

                           with a copy to:

                           Stephane J. Cournot
                           C.L. & A.
                           5, rue Beaujon
                           75006 Paris FRANCE
                           Facsimile: (33) (1) 53.81.53.30

         (b) If to RPC, to it at:

                           25 quai Paul Doumer
                           92408 Courbevoie Cedex
                           FRANCE
                           Attn:  Fred Scetbon
                           Facsimile No.:  011-331-47-68-2250

                           with a copy to:

                           Wesley R. Johnson, Jr. Esq.
                           Jones, Day, Reavis & Pogue
                           62 rue du Faubourg Saint Honore
                           75008 Paris FRANCE
                           Facsimile No.: 011 33 1 49 24 04 71

         (c) If to the Company, to it at:

                           25 quai Paul Doumer
                           92408 Courbevoie Cedex
                           FRANCE
                           Attn:  Chantal Rubin
                           Facsimile No.:  011-331-47-68-2250

                           with copies to the other Shareholders.

         All such notices, requests and other communications will (i) if delivered personally to the address as provided in or pursuant to this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in or pursuant to this Section, be deemed given upon sending, if promptly confirmed by mail, and (iii) if delivered by courier in the manner described above to the address as provided in or pursuant to this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         9.2. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. It is expressly understood and agreed that, as between the parties, the terms hereof shall prevail over the terms of the statuts of the Company.

         9.3. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         9.4. Public Announcements. No party hereto will issue or make any reports, statements or releases with respect to this Agreement or the transactions contemplated hereby to the public or generally to the employees, customers, suppliers or other persons to whom the Company sells or provide products, goods or services or with whom the Company otherwise has significant business relationships without the consent of (i) RPC, in the case of any such actions by or on behalf of LII Europe or the Guarantor, or (ii) LII Europe in the case of any such actions by or on behalf of RPC, in each case which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from another party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof.

         9.5. Confidentiality. Each party hereto will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence (unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Entities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder) all documents and information concerning the other parties or any of their Affiliates furnished to it by the other parties or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that each party shall be entitled to disclose such documents and information to its Representatives (and in the case of LII Europe and the Guarantor to any person who has provided or who is considering providing the Financing).

         9.6. Further Assurances. At any time or from time to time after the execution and delivery of this Agreement, the parties hereto shall execute and deliver to the other parties hereto such other documents and instruments, provide such materials and information and take such other actions as may reasonably be requested to more effectively carry out the intent and purposes of this Agreement.

         9.7. Time of Essence. Time is of the essence in the performance of each and every one of the obligations of each party under this Agreement.

         9.8. Amendment and Waiver. This Agreement may be amended, supplemented or modified, and compliance with the provisions hereof may be waived, only by a written instrument duly executed by or on behalf of each party against whom the amendment, supplement, modification or waiver is sought to be enforced.

         9.9. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of RPC, in the case of any such assignment by LII Europe or the Guarantor, or LII Europe, in the case of any such assignment by RPC, and any attempt to do so will be void, except that any Shareholder may assign any or all of its rights, interests and obligations hereunder to a Permitted Transferee, provided that any such Permitted Transferee agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and in the case of any such assignment by LII Europe the Guarantor confirms in writing that its guaranty contained herein extends to such Permitted Transferee's obligations hereunder. No such assignment referred to above to a Permitted Transferee shall relieve the assigning Shareholder of its obligations hereunder.

         9.10. Taxes and Governmental Charges; Expenses. (a) Transfer taxes in accordance with the terms of Article 726-1(degree) of the French Tax Code shall be borne by the purchaser of the Shares.

         (b) Whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and administration of this Agreement and the closing of any transactions contemplated by this Agreement.

         9.11. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         9.12. Arbitration. Save as otherwise provided at Section 2.10(c) above, all disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three or more arbitrators appointed in accordance with the said Rules (and in accordance with French law requirements to ensure the adequate representation of each party's interests). The arbitrators shall be fluent in French and in English. The arbitration proceedings shall take place in Paris and shall be conducted in French and/or English, each party being free to determine the language it will use during the proceedings (i.e. hearings, briefs, oral and written communications, etc. shall be fully accepted in the French language or in the English language without translation from French to English nor from English to French). More specifically, documentary exhibits in the French language will be admissible without an English translation thereof and documentary exhibits in the English language will be admissible without a French translation thereof, provided that when used in this Agreement, the French language shall prevail.

         9.13. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.


         9.14. Payments and Computations; Judgment and Successor Currency. (a) All amounts payable hereunder shall be payable in the legal tender of France. All payments to be made hereunder shall be made not later than 11:00 A.M. (Paris, France time) on the date due in same day funds. All computations of interest or amounts equivalent to interest based on the PIBOR Rate shall be made by RPC on the basis of quarterly compounding and a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or other amount is payable. Each determination by RPC of an interest rate shall be conclusive and binding for all purposes, in the absence of manifest error.

         (b) If for the purpose of obtaining judgment in any court, it is necessary to convert a sum due from any party in the currency expressed to be payable (the "Specified Currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the party to whom such payment is to be made could purchase the Specified Currency with such other currency at the main Paris, France office of the bank receiving such funds on the Business Day preceding that on which final judgment is given. The obligations of each party in respect of any amount due shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by the party to whom such amount is owed of any sum adjudged to be so due in such other currency such party may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the amount originally due to such party in the Specified Currency, the applicable party obligated to pay such amount agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the Specified Currency so purchased exceeds the amount originally due to such party, such party agrees to remit such excess to such obligor party.

         (c) The term "French Francs" shall be deemed to comprise any successor currency that shall hereafter be legal tender in France, converted in accordance with the parity fixed between the French Franc and such successor currency.

         9.15. English Language. All notices, communications, evidence, reports, opinions and other documents given or to be given under this Agreement, unless made in the English language, shall be accompanied by an English translation. In all events, the English version of this Agreement and of all such notices, communications, evidence, reports, opinions and other documents shall govern as between the parties in the event of any conflict with the non- English version hereof or thereof, provided that when used in the English version of this Agreement, French language words or terms shall have their precise French meanings.

         9.16. Specific Performance. The parties hereto agree that upon a breach of any other provisions of this Agreement a remedy at law would not be adequate, and that the parties hereto are entitled to injunctive relief and specific performance, and any other legal or equitable remedies, as remedies for the enforcement of this Agreement.

         9.17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Republic of France applicable to a contract executed and performed in such Republic without giving effect to the conflicts of laws principles thereof.

         9.18. Counterparts. This Agreement may be executed by the parties hereto separately in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         9.19. Effectiveness. This Agreement shall become effective on the Closing of the Stock Purchase Agreement, and the effectiveness of this Agreement shall be conditioned upon the effectiveness of the Stock Purchase Agreement. If the Stock Purchase Agreement is terminated, this Agreement shall be of no further force and effect.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer or officers of each party hereto as of the date first above written.


RHONE-POULENC CHIMIE, S.A.


By: /s/ Fred SCETBON
    -----------------------
Title:  Manager M&A


RHONE L S.A.S.


By: /s/ Chantal RUBIN
    -----------------------
Title:  President


LII EUROPE S.A.R.L.


By: /s/ William G. Osborne
    -----------------------
Title:


LAROCHE INDUSTRIES INC.


By: /s/ W. Walter LaRoche
    -----------------------
Title:  Chairman

                                                                EXHIBIT 10.5a


=============================================================================









                              AMENDMENT TO THE
                           PUT AND CALL AGREEMENT


                                 dated as of
                              October 17, 1997


                                    Among


                               CHLORALP S.A.S.

                          RHONE-POULENC CHIMIE S.A.

                             LII EUROPE S.A.R.L.

                           LAROCHE INDUSTRIES INC.









=============================================================================

                    AMENDMENT TO THE PUT AND CALL AGREEMENT


         THIS AMENDMENT (the "Amendment"), dated October 17, 1997, amends the Put and Call Agreement by and among RHONE L S.A.S. (now named CHLORALP) (the "Company"), RHONE-POULENC CHIMIE S.A. ("RPC") or ("Shareholder") and, together with LII Europe, the "Shareholders"), LII Europe S.A.R.L. ("LII EUROPE" or a "Shareholder" and, together with RPC, the "Shareholders") and LAROCHE INDUSTRIES INC. ("Guarantor"), in accordance with Section 9.8 of the Put and Call Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Put and Call Agreement:


                              W I T N E S S E T H:


         WHEREAS, Company, Seller, Buyer and Guarantor have entered into the Put and Call Agreement; and

         WHEREAS, Company, Seller, Buyer and Guarantor desire to amend the Put and Call Agreement;

         NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

         Paragraph (B) of the PRELIMINARY STATEMENTS shall be amended by deleting the existing text in its entirety and substituting the following text:

         "(B)    As a result of this contribution, the Company will increase its corporate capital, to FF 302,724,000 divided into 3,027,240 shares of FF 100 par value per Share (the "Shares")."

         1. Section 3.1.3(a) shall be amended by the deletion of "FF 173,922,550" and the substitution of "FF 167,132,712".

         2.      Sections 3.1.3(b), 3.2.2(b), 3.3.2(b) and 3.4.2(b) shall be amended by inserting the following words at the second line after the word "tax": "(and with respect to any loss for the current tax period, after giving effect to the benefit of such loss provided that it can reasonably be expected to be utilized in the current tax period)", by deleting the words "the Closing Date" at the third line and substituting the words "October 1, 1997", and by deleting the period at the end of such clause and substituting;".

         3.      Section 3.1.3 shall be amended by the addition of new clauses
                 (c) and (d):

         (c) plus an amount equal to the Post Closing Adjustment Amount determined pursuant to Section 1.4.2(i) or minus an amount (expressed as an absolute number and not as a negative number) equal to the Post Closing Adjustment Amount determined pursuant to Section 1.4.2(ii); and

         (d) plus an additional amount, if any, equal to (x) one million Francs (FF 1,000,000) if notification of the exercise of the RPC Put Option is delivered on or prior to June 30, 1998 or (y) five hundred thousand Francs (FF 500,000) if notification of the exercise of the RPC Put Option is delivered on or prior to June 30, 1999."

         4. Section 3.2.2(a) shall be amended by the deletion of "FF 99,323,732" and the substitution of "FF 95,057,943".

         5. Sections 3.3.2(b) and 3.4.2(b) shall be amended by deleting the words "the accounting principles described at Exhibit B hereto" and substituting the word "GAAP".

         6. Sections 3.2.2, 3.3.2 and 3.4.2 shall be amended by the addition of new clause (c):

         "(c)    plus an amount equal to the Post Closing Adjustment Amount determined pursuant to Section 1.4.2(i) or minus an amount (expressed as an absolute number and not as a negative number) equal to the Post Closing Adjustment Amount determined pursuant to Section 1.4.2(ii);"

         7. Section 3.3.3, paragraphs (a) and (c), shall be amended by the deletion of "FF 19,485,145" and the substitution of "FF 18,983,287".

         8. Section 3.3.3(d) shall be amended by the deletion of "FF 29,227,718" and the substitution of "FF 28,474,931".

         9. Section 5.1.1 shall be amended by the additions of the following paragraph (f):

         "(f)    Material Contracts.  RPC shall have used its Best Efforts to perfect the transfer to the Company of all Material Contracts which shall not otherwise have been transferred by operation of law pursuant to the Transfer Agreement (other than those identified in Schedule 2.1.11(b)(iii) to the Stock Purchase Agreement), in each case obtaining as necessary the consent of each counterparty to each such Material Contract whose consent would have been required but for the Company's having previously qualified as a subsidiary or other affiliate of RPC, with the effect that the exercise of the RPC Put shall not cause the Company to lose the benefit of any such Material Contract. In the event that the transfer of each such Material Contract shall not have been so perfected, and also in respect of those non-transferred Material Contracts identified at such Schedule 2.1.11(b)(iii), RPC shall have made such alternate arrangements (including, as appropriate, sublease or other analogous arrangements) as shall be required, in LaRoche's reasonable commercial judgment, to place the Company in the same economic and commercial position as it would have enjoyed had the transfer of all such Material Contracts been so perfected, it being understood that (x) alternate arrangements in place at or prior to the Closing Date of the Stock Purchase Agreement shall conclusively be deemed sufficient for the purposes hereof and (y) that the Company and LII Europe shall not be entitled to require contractual benefits or durations in excess of those prevailing under the initial terms of such Material Contracts."

         10. Section 3.5 shall be amended by inserting in the first sentence thereof after the words "Material Permits" the following:

         "or if either of the Communes of Pont de Claix or Hauterives exercises its preemption right on the volumes which have been contributed to ChlorAlp and CEVCO pursuant to the Transfer Agreement and the CEV Transfer Agreement".

         11. (a) Section 3.5.1 shall be amended by inserting a paragraph (d) after the words "such Excess Permit Capital Expenditures" as follows:

         "or     (d)  that the Commune of Pont de Claix has exercised its
         preemption right on the volumes which have been contributed to ChlorAlp and CEVCO pursuant to the Transfer Agreement and the CEV Transfer Agreement".

         (b) Section 3.5.1 shall be further amended by deleting the existing two last sentences and substituting the following text:

         "Such Notice of Exercise shall be delivered (i) within ninety (90) days after the Shareholders shall have failed to reach mutual agreement on such funding or, as the case may be, (ii) immediately after the date on which the Commune of Pont de Claix or Hauterives has exercised its preemption right referred to above. Such Notice of Exercise shall specify a Proposed Purchase Date not later than thirty
         (30) days after the date of the Notice of Exercise. Once delivered, such Notice of Exercise shall be irrevocable."

         12.     Section 3.5.2 shall be amended by the addition of new clause
(d):

         "(d)    plus an amount equal to the Post Closing Adjustment Amount determined pursuant to Section 1.4.2(i) or minus an amount (expressed as an absolute number and not as a negative number) equal to the Post Closing Adjustment Amount determined pursuant to Section 1.4.2(ii)."

         13. Section 6.1 shall be amended by deleting existing clause (e) and substituting the following text:

         "(e)    To the extent the Company shall from time to time hereafter have excess cash, such excess cash shall be applied to reduce, in equal amounts on a 50/50 basis, (x) the principal amount of the Term Loan extended by Buyer to Company pursuant to the Term Loan Agreement dated the date hereof and (y) the principal amount of the Term Loan extended by Natexis Banque to the Company pursuant to the "Convention de Credit" on or about the date hereof."

         The definitions Section shall be amended  as follows:

         The definition of " Full Company Equity Value" shall be amended by the deletion of "FF 302,474,000" and the substitution of "FF 290,665,586."

         14. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered one and the same instrument.

         15. Governing Law. This Amendment shall be governed and construed in accordance with Section 9.17 of the Put and Call Agreement.

         16. Effect of Amendment. Except as amended hereby, the terms and provisions of the Put and Call Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer or officers of each party hereto as of the date first above written.


RHONE-POULENC CHIMIE, S.A.


By: /s/ Daniel Humbert
   ---------------------------
Title:

CHLORALP S.A.S.


By: /s/ Marc Polaud
   ----------------------------
Title:


LII EUROPE S.A.R.L.


By: /s/ Bertrand Pinet
   ----------------------------
Title: Gerant


LAROCHE INDUSTRIES INC.


By: /s/ William G. Osborne
   ----------------------------
Title: Vice President